EXHIBIT 21 - SUBSIDIARIES OF THE CORPORATION

         NAME                                        STATE OF FORMATION
         -------------------------------             ------------------
         Jacobs & Company  West Virginia
         FS Investments, Inc.                        West Virginia
         Triangle Surety Agency, Inc.                West Virginia
         First Surety Corporation                    West Virginia
         Crystal Mountain Water, Inc.                Arkansas